EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: July 17, 2017

BERESHEIT GENERAL PARTNER LTD.

By: /s/ Imanuel Ami Wasserman
Name: Imanuel Ami Wasserman
Title: Managing Partner

By: /s/ Ran Grodecki
Name: Ran Grodecki
Title: Managing Partner

/s/ Imanuel Ami Wasserman
IMANUEL AMI WASSERMAN

/s/ Ran Grodecki
RAN GRODECKI

/s/ Zuriel Lavie
ZURIEL LAVIE

/s/ Gabriel Perel
GABRIEL PEREL